Exhibit 99.2

Conference Call Transcript

DESIGN WITHIN REACH INC.

THIRD QUARTER 2006 EARNINGS

NOVEMBER 14, 2006

ICR:

Thank you. Good afternoon, ladies and gentlemen, and welcome to Design Within Reach’s third quarter 2006 conference call. On the call today is Ray Brunner, President and Chief Executive Officer, and John Hellmann, Chief Financial Officer. By now, everyone should have had access to the preliminary third-quarter earnings release, which went out earlier today. If you have not received your release, it is available on the Investor Relations portion of Design Within Reach’s website, at www.dwr.com.

Before we begin, we would like to remind everyone that the prepared remarks contain forward-looking statements and management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance and therefore undue reliance should not be placed on them. We refer all of you to Design Within Reach’s most recent 10-K and 10-Q filed with the Securities and Exchange Commission for more detailed discussions of the factors that could cause actual results to differ materially from those projected in any forward-looking statements. In that regard, as we will discuss in just a moment, the Company has not yet filed its Forms 10-Q for the quarters ended July 1 and September 30, 2006.

With that, I would like to turn the call over to Ray Brunner, President and CEO.

RAY:

Good afternoon, everyone, and thanks for joining us today as we discuss our preliminary results for the third quarter ended September 30, 2006. The Company has filed an extension to file our quarterly report of Form 10-Q and results are preliminary, primarily due to the delay in filing the 10-Q for the second quarter of 2006. As previously announced, the Company has received an extension from a Nasdaq Panel to file our second quarter 10-Q by November 24. While we continue to work diligently toward this date, we have concluded that we will not have the work completed and reviewed by our auditors in time to meet this deadline. We are applying for a further extension to allow us and our auditors to do a full and complete review of the areas in question. As you may be aware the accounts in question go back to June of 2005 and the entries in question may result in a change to our operating results in 2006 and may impact 2005 as well. We are taking great care to insure any corrections are accurate. While we believe that we have made very significant progress and that we will regain compliance with Nasdaq’s filing requirement in a time frame that is consistent with the authority granted to the Nasdaq Panel, there can be no assurance that the Panel will grant our request for an extension.

On today’s call, I will provide you a brief overview of the quarter and progress on our turnaround and John Hellmann will discuss additional detail on our operating and financial results, before we open the call to your questions.

Now, onto our preliminary results. We are encouraged by the progress we have made in our turnaround and the early benefits of recent operational and strategic changes. Our results are in-line with our expectations. For the third quarter, our net sales increased to approximately $44 million from $39.4 million in the third quarter of 2005. Our top-line results continue to be driven by our studio sales, however we are seeing growth in our online channel as well. For the quarter direct sales, that is combined phone and web, were up slightly over 2005. After cost cutting in the second quarter, we continued to keep a cap on expenses.

We are also continuing to review and make improvements in our product margin. And for the first time in three quarters they are moving up. Product margin was approximately 48% for the quarter versus 47.1% for the same period in 2005. We view this as excellent news and a good indicator that our product and promotional initiatives are beginning to show some benefits. Our shipping margins are continuing to erode however and for the quarter they impacted overall margin negatively, bringing the combined margin to between 42% and 43%.

Our new DC management has identified the causes for this erosion and has begun to put programs in place to stop this in 2007. They have instituted complete inbound and outbound quality checks and have begun a diligent program for claims. In fact, they filed more claims in the last two months than had been filed in the preceding eight months. In addition, we have renegotiated all of our carrier contracts and are in the process of completely repositioning our home delivery program. These new initiatives will be in effect for 2007 and should provide us with not only substantially lower distribution costs – but improved quality of delivery as well.

On the net income line, we will be reporting a preliminary estimated loss for 2006 of $(0.08) to $(0.10) per share. Our 2006 expenses include an additional $400,000 in depreciation primarily due to the accelerated write off of our IMARC system, an increase in stock based compensation of approximately $360,000 due to accounting changes, and a reduction in other income of approximately $300,000 resulting from a one time gain from disposal of assets in 2005.

Now for an update on our progress…

Our cost cutting efforts at headquarters continue to provide us improvements in both expense structure and efficiency. As we continue to reduce layers and return the structure to a more entrepreneurial environment, we are gaining both expense leverage and even more importantly a total alignment of efforts at all levels of the organization.

In Q2, our focus was on strengthening the finance team. John Hellmann and Peter Kruglinski have proven to be excellent additions to DWR and have hit the ground running. They are assembling a top-notch team, and I have complete confidence in their ability to clean up the Company’s past issues and, at the same time, move the business forward. This is a big challenge and they are both doing a yeoman’s job of rolling up their sleeves and digging in.

I’m pleased to report that they have made significant progress on our system update and that as of September 30th IMARC is functioning at a reasonable level and all of our general ledger and margin reporting is back on the system. This has been a major problem since June of 2005 and is the main cause of our current late filing issues, I also want to thank the Pinnacle Rock team for their work in getting these issues fixed. They were able to work with our internal IT team, our Finance team, and key managers to identify the issues, develop, and test fixes within 90 days and did so at little cost to DWR.

We are continuing our implementation of Axtapa. This task continues on track and it will be completed in 2007. Now that IMARC is functioning properly we will have the opportunity to run the two systems together and put AX through extensive testing prior to switching key functions over.

With the new leadership in finance and the IT issues getting resolved, we have been able to turn our attention to the Merchandise and Product development areas of the business. After a complete review of the business functions, organization structure, and key personnel, we made the decision to combine the oversight of buying and product development and eliminate the position of GMM. We created a new position, Vice President of Design and Merchandising, combining the duties of GMM and Director of Product Development, two roles, into one and promoted Karen John to the new role of VP of Design and Merchandising.

Karen has performed several key functions for DWR since 2003 when she first joined us as a consultant. Most recently she had served as the Director of Product Development. In this role Karen has played an integral part in shaping our product development efforts over the past few years. Under her leadership, we launched some of our most successful collaborations, including a modern recliner designed by Jeffrey Bernett and a partnership with Dutch design company Moooi for the exclusive distribution of select designs in the U.S.

Karen brings a unique perspective to DWR with masters degrees in Industrial Design, Manufacturing Engineering and Business Administration. I am confident in her ability to oversee overall product strategies, develop new products, and manage partner relations with designers and manufacturers and very glad to have her as a key member of our new management team.

We also recently promoted Carol Franksen to the position of VP of Business Development. Carol Joined DWR in 1999 and has served in various positions. She set up and managed the call center, then moved over to assist me in developing our Bricks and Mortar strategy and rolling it out. Carol is very familiar with the DNA of our business and is uniquely qualified to research new business opportunities and areas for us to test as we develop our future growth strategies.

At this point we have a great executive team in place and I am proud to be able to work with them to not only restore DWR to profitability – but also to position the business for significant future growth.

We are continuing to make changes in our marketing strategy and test new ways of broadening the DWR’s brand reach in order to acquire new clients. It has been clear to us for some time that our catalog distribution was not an efficient prospecting vehicle and that the cost of new client acquisition was greater than the value of the clients gained. You may have noticed that we have greatly reduced our catalog distribution and begun testing select media advertising over the last quarter. These tests have provided us with the data we needed to develop our 2007 marketing strategy and the confidence that we are moving in the right direction. In the third quarter, we reduced our catalog circulation by over 65%. In 2006 we sent out approximately 590,000 books during August and September versus 1,854,986 books in the same period during 2005.The 2006 books were slightly larger and distributed to a far more targeted audience, and the result was astonishing. We increased our demand per book by nearly fourfold to over $30 per book, up from approximately $8 per book last year. And our response rate increased to over 2% from approximately 0.75% last year. We have applied these finding to our 2007 marketing plan and will continue to test and evaluate new and more productive methods of profitably acquiring new clients. In 2007 circulation will be roughly half of 2006 levels.

We will be taking half of the marketing dollars saved from the reduced circulation and redeploying them to a national advertising campaign aimed at furthering the brand reach and acquiring new clients.

Our main area of focus for growth is our web business,. The web enables us to expose the customer to our full product assortment and is an effective vehicle for customer prospecting.

Our web site was launched in 1998 based upon a platform that enabled our users to download fast on a 56K modem. Since then the world has changed dramatically, virtually everyone has a high speed connection – and our web site is still efficient on a 56k modem. In 2007 we will be launching our new DWR website, which will be redesigned to better serve the needs of our customers and the DWR design community. In October of this year, we launched a DWR blog. With over 600,000 subscribers to our newsletter and the growing interest in blogs, we know this is a great way to build our brand authenticity and position in the design community. As we continue to reposition our marketing spend, you will see an increase in our web investment. We believe the web offers us the greatest potential for both near and long term sales and profit growth.

As I mentioned earlier, we have a new VP of Business Development and she has quickly gotten to work negotiating a contract with IIKONN Brands Group to explore brand appropriate opportunities for DWR. IIKONN is a privately held brand management, licensing and marketing consulting firm located in California, which works with brands such as quicksilver, Hachette Filipacchi Media, Spalding, Russell Corporation, The Jim Henson Company and Tony Hawk. We think that there are a lot of exciting and potentially lucrative opportunities in licensing, and we are confident that we’ll have progress to report on this front by the end of the year.

With that, I’ll turn the call over to John to provide the financial details of the quarter.

JOHN:

Thanks Ray, and welcome everybody to our third quarter conference call.

Over the past few months, I have been extremely focused on strengthening the finance team and instituting enhanced policies and procedures regarding our financial reporting. At the same time, we have been working to reconcile the general ledger in order to file our 10-Q for the second quarter and close the books on our third quarter. While our plates are certainly full, I am confident in the team we have assembled and am pleased with our progress to-date. We are several months away from having the full team in place, but I believe that in 2007, we will be in a position to report on time.

Now on to our results … Net sales for the third quarter of 2006 were approximately $44.0 million, an 11% increase compared to $39.4 million for the corresponding period last year. Sales by channel versus Q3 ‘05 were as follows: studio sales increased by 20%, online sales increased 11% and phone sales decreased 11%.

Net loss for the quarter was $(0.08) to $(0.10) per diluted share, compared to a net loss of $441,000, or $(0.03) per diluted share in the third quarter of 2005. The third quarter includes approximately $300,000 in nonrecurring charges, primarily related to severance, a $500,000 charge for stock-based compensation under SFAS 123 and approximately $400,000 in additional depreciation primarily due to the accelerated write off of the IMARC system. For basis of comparison, the third quarter of 2005 included $460,000 of severance expenses, $140,000 of non-cash stock-based compensation expenses and approximately $300,000 in proceeds associated with the disposal of assets.

Sales continue to be driven by our studios due to the year-over-year increase in our studio base as well as organic growth. Studio sales were approximately $27 million for the third quarter of 2006, up 20% from the same period last year. We ended the quarter with 62 studios versus 52 at the end of the same quarter in 2005 In 2007, we plan to open three studios for which we have already signed leases.

The third quarter also included approximately $700,000 in sales from our new outlet in Secaucus, New Jersey. The outlet, which opened in June, features returned and discontinued merchandise that we can sell at higher margins than our warehouse sales. During the quarter, we also held a small warehouse sale in San Francisco that generated approximately $100,000 of sales, but at low margins. We will continue to hold small warehouse events on the west coast in order to most economically dispose of floor samples and discontinued merchandise.

Our online sales increased approximately 11%, but this was offset by phone sales. As Ray mentioned, we continue to examine all of our channels to determine the best use of marketing dollars. Despite our strategic decision to cut catalog circulation by over 65%, phone sales decreased a nominal 11% and total direct sales were flat from the same period last year.

Combined freight and product gross margin for the third quarter of 2006 was between 42% and 43%, compared to 43.8% in the same period last year. Despite the lower margin outlet and warehouse sales, our product margin improved to approximately 48% from 47.1% in the third quarter of 2005.

Our expenses as a percentage of sales are leveraging down. Selling, general and administrative expense for the third quarter was approximately 41% of net sales or $18.2 million compared to 42.6% of net sales or $16.8 million in the comparable period last year. SG&A expense excludes depreciation and stock based compensation. We continue to carefully control our costs, particularly related to our marketing spend.

Depreciation and amortization for the third quarter was $2.2 million, up from $1.8 million last year, primarily due to the accelerated depreciation on our IMARC IT system. We continue to move forward with the implementation of a new ERP system, but, in the meantime, we have made modifications in the IMARC system that have improved its general functionality. As of September 30th we have moved the critical areas back on-line.

Turning to the balance sheet as of September 30, 2006, we had approximately $6 million in cash and short-term investments.

Last quarter, we replaced our credit facility with a new $10 million revolving agreement with Wells Fargo that currently has an outstanding balance of approximately $2.1 million, not including L.C.s. We recently received a letter of commitment from Wells Fargo Retail Finance to replace our existing $10 million facility with a new $20.0 million facility with a five year term. We’re very pleased with this vote of confidence from our lender and believe that this expanded credit line will be sufficient to fund operations and anticipated capital expenditures for the foreseeable future.

Inventory on hand at the end of the third quarter was approximately $32 million. We continue to review all inbound and outbound procedures and contracts and recently instituted a program of restocking first quality returns. We expect that by the end of the year we will have resolved our inventory returns issue and that we will have no merchandise returns outstanding older than 90 days.

Now let me discuss guidance. We are maintaining our 2006 sales guidance of approximately $175 million and are expecting to see continued improvement in bottom line results and liquidity in the fourth quarter as we benefit from our cost cutting efforts.

We are introducing 2007 guidance of approximately $190 million in sales and breakeven earnings. We expect to see sequential gross margin improvements throughout the year as we leverage expenses and to end the year cash flow positive. Our guidance assumes approximately $8 million in capital expenditures, primarily on a new web platform, systems improvements and the three new studios, as previously discussed.

With that, I’ll turn the call back to Ray for some closing remarks.

RAY:

In conclusion, we are encouraged by our progress. While much work remains, we believe that we are on-track and building a foundation that will stabilize DWR in the short term and position us for long-term sustainable growth.

Our focus for 2007 will be modest sales growth, with continued, cost control and margin improvement. It will be our objective to position DWR well for significant growth in 2008 and beyond. We will use 2007 to test areas for new business development, improve our web platform to allow that portion of our business to realize its full potential and establish a solid operating platform that enables us to properly manage the business and insure efficient flow through to the bottom line.

With that, I would like to turn the call back to the operator and open it up for questions.

[No questions]